EXHIBIT 1

        PRINCIPAL STOCKHOLDERS' AGREEMENT dated as of November 10, 2004 (this "Agreement"), among JONES APPAREL GROUP, INC., a Pennsylvania corporation ("Parent"), BARNEYS NEW YORK, INC., a Delaware corporation (the "Company"), WHIPPOORWILL ASSOCIATES, INC., a Delaware corporation, as agent and/or general partner for its discretionary accounts, and BAY HARBOUR MANAGEMENT L.C., a Florida limited company, for its managed accounts (each, a "Stockholder" and, together, the "Stockholders").

        WHEREAS, Parent, Flintstone Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used herein but not defined herein having the meanings set forth in the Merger Agreement as of the date hereof);

        WHEREAS, each Stockholder beneficially owns the number of shares of Company Common Stock set forth opposite its name on Schedule A hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement being collectively referred to herein as the "Subject Shares" of such Stockholder); and

        WHEREAS, as a condition and inducement to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that each Stockholder enter into this Agreement and take certain actions set forth herein;

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

        SECTION 1.  Representations and Warranties of Each Stockholder.  Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as to itself only as follows:

        (a)  Organization; Authority; Execution and Delivery; No Conflicts; Enforceability.  Such Stockholder (i) is a corporation or limited company, as the case may be, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite (corporate or limited company, as the case may be) power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by such Stockholder have been duly authorized by all necessary corporate or organizational action on the part of such Stockholder and no other corporate or organizational proceedings on the part of such Stockholder are necessary to authorize the execution, delivery and performance of this Agreement by such Stockholder.  This Agreement has been duly executed and delivered by such Stockholder and, assuming due execution and delivery of this Agreement by Parent and the Company, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.  The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations hereunder, will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of such Stockholder under, (i) any organizational documents of such Stockholder, (ii) any Contract to which such Stockholder is a party or is bound or any of its properties or other assets is bound by or subject to or otherwise under which such Stockholder has rights or benefits or (iii) any Law applicable to such Stockholder or its properties or other assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to impair in any material respect or prevent or materially impede, interfere with, hinder or delay the ability of such Stockholder to perform its obligations hereunder.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to such Stockholder in connection with its execution, delivery and performance of this Agreement, except for (x) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and (y) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to obtained or made individually or in the aggregate are not reasonably likely to impair in any material respect or prevent or materially impede, interfere with, hinder or delay the ability of such Stockholder to perform its obligations hereunder, including the execution and delivery of such Principal Stockholder Consent.

        (b)  Subject Shares.  Each Stockholder is the beneficial owner of the Subject Shares set forth opposite its name on Schedule A hereto, and each person set forth on Schedule B hereto is the record holder of such Subject Shares set forth opposite its name on such Schedule, in each case, free and clear of any Liens (other than Liens created pursuant to the terms of this Agreement or arising under Federal or state securities Laws).  Other than 200,000 shares of Company Common Stock owned by Howard Socol and shares of Company Common Stock for which stock options held by Howard Socol are exercisable (collectively, "Socol Shares"), as of the date hereof, each Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite its name on Schedule A hereto.  Each Stockholder has the sole right to direct the voting of such Subject Shares, and none of such Subject Shares is subject to any voting trust or other Contract with respect to the voting of such Subject Shares, except for the Restated Stockholders Agreement, effective as of November 13, 1998, between the Stockholders or as contemplated by this Agreement.

        SECTION 2.  Representations and Warranties of Parent.  Parent hereby represents and warrants to each Stockholder as follows:  Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by Parent have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceeding on the part of Parent is necessary to authorize the execution, delivery and performance of this Agreement by Parent.  This Agreement has been duly executed and delivered by Parent and, assuming due execution and delivery of this Agreement by the Stockholders and the Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.  The execution and delivery of this Agreement by Parent do not, and the performance by Parent of its obligations hereunder will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, termination, cancellation or acceleration of any obligation, or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent under, (i) any organizational documents of Parent, (ii) any Contract to which Parent is a party or is bound or any of its properties or other assets is bound by or subject to or otherwise under which Parent has rights or benefits or (iii) subject to the governmental filings and other matters referred to in Section 4.03 of the Merger Agreement, any Law applicable to Parent or its properties or other assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to impair in any material respect or prevent or materially impede, interfere with, hinder or delay the ability of Parent to perform its obligations hereunder.  Except as set forth in Section 4.03 of the Merger Agreement, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent in connection with its execution, delivery and performance of this Agreement.

        SECTION 3.  Covenants of Each Stockholder.  (a)  Each Stockholder covenants and agrees that as promptly as practicable following the execution and delivery of the Merger Agreement by the parties thereto, such Stockholder shall cause each record holder of such Stockholder's Subject Shares to:

        (i)  consent in writing to the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated thereby, without a meeting, without prior notice and without a vote by executing a Principal Stockholder Consent in the form of Exhibit A hereto covering all such record holder's Subject Shares; and

        (ii)  deliver such Principal Stockholder Consent to the Secretary.

        (b)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of stockholders is sought, such Stockholder shall direct the voting of (or cause to be voted) its Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, share exchange, sale of substantial assets, reorganization, recapitalization, joint venture dissolution, liquidation or winding up of or by the Company or any other business combination involving the Company, (ii) any Takeover Proposal and (iii) any amendment or other change of the

Company Certificate or the Company By-laws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction in any manner could reasonably be expected to impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Debt Offer Documents or the consummation of the Merger or any other transactions contemplated hereby or thereby or change in any manner the voting rights of any class of Company Common Stock or Company Preferred Stock.  Each Stockholder shall not, and shall not permit the record holder of any of its Subject Shares to, commit or agree to take any action inconsistent with the foregoing.

        (c)  Other than pursuant to the terms of this Agreement, each Stockholder shall not, directly or indirectly, (i) other than pursuant to the Merger, sell, transfer, pledge, assign or otherwise dispose of (including by gift or by operation of law) (collectively, "Transfer"), or enter into any Contract or other arrangement with respect to Transfer of, or any profit sharing arrangement relating to, any Subject Shares to or with any person, except an Affiliate of such Stockholder or the account or person for whom such Stockholder is acting on behalf of with respect to such Subject Shares; provided that prior to such Transfer, or entering into such Contract or arrangement, such Affiliate, account or person (or such Stockholder acting on behalf of such Affiliate or person) shall become a party to this Agreement in respect of such Subject Shares pursuant to a joinder agreement satisfactory to Parent or (ii) enter into any voting arrangement, whether by proxy (or written consent in lieu thereof), voting agreement or otherwise, with respect to any Subject Shares and shall not commit or agree to take any of the foregoing actions.  In furtherance of the foregoing, each Stockholder agrees that any Transfer in violation of this Agreement shall be void and of no force or effect.

        (d)  Each Stockholder shall not, nor shall it authorize or permit any Representative of such Stockholder to, directly or indirectly, (i) solicit, initiate or encourage any inquires or the making of any proposal that constitutes a Takeover Proposal or (ii) enter into, continue or participate in any discussions or negotiations regarding, or furnish to any person any information relating to the Company in connection with, or otherwise cooperate in any way, any Takeover Proposal.  Each Stockholder shall, and shall cause each Representative of such Stockholder to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal.

            (e)  Each Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably requested by Parent from such Stockholder to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby and by the Merger Agreement as in effect on the date hereof.  Each Stockholder shall not issue any press release or make any other public statement with respect to the Merger Agreement, the Merger or any other transactions contemplated hereby or by the Merger Agreement without the written consent of Parent (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Law or court process and after consultation with, and having provided an opportunity for review and comment on such press release or other public statement by Parent to the extent practicable.

        (f)  Each Stockholder hereby consents to and adopts and approves the actions taken by the Board of Directors of the Company in adopting, approving and declaring advisable this Agreement, the Merger Agreement, the Merger and the other transactions contemplated hereby or thereby.  Each Stockholder hereby waives, and agrees, and shall cause the record holder of its Subject Shares to waive, and agree, not to exercise or assert, any appraisal rights under Section 262 in connection with the Merger.

        SECTION 4.  Stockholder Capacity.  No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer of the Company.  Each Stockholder signs solely in its capacity as the beneficial owner of such Stockholder's Subject Shares.  Nothing herein shall limit or affect any actions taken by any Stockholder (or Representatives acting on its behalf) in its capacity as an officer or director of the Company.

        SECTION 5.  Stop Transfer.  The Company agrees with, and covenants to, Parent that the Company shall not register the transfer of any certificate representing any Stockholder's Subject Shares in violation of this Agreement.

        SECTION 6.  Termination.  This Agreement shall terminate upon the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms; provided, however, that any such termination shall not relieve any party of any liability of such party arising as a result of the breach of this Agreement prior to such termination.

        SECTION 7.  Additional Matters.  (a)  Each Stockholder shall, and shall cause the record holder of its Subject Shares to, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

        SECTION 8.  General Provisions.

        (a)  Amendments.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto, provided that the approval or consent of the Company shall not be required for any such amendment except to the extent such amendment imposes additional obligations on the Company.

        (b)  Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent or to the Company in accordance with Section 9.02 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

        (c)  Definition.  For purposes of this Agreement, "person" means an individual, corporation, partnership, limited liability company, joint venture, joint stock company, Governmental Authority, association, trust, unincorporated organization or other entity.

        (d)  Interpretation.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words "date hereof" shall refer to the date of this Agreement.  The term "or" is not exclusive.  The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if".  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Contract, instrument or statute defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or statute as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.

        (e)  Counterparts.  This Agreement may be executed in one or more counterparts (including by telecopy), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        (f)  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Confidentiality Agreement and the Merger Agreement (i) constitute the entire agreement and supersede all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement, the Confidentiality Agreement and the Merger Agreement and (ii) except for the provisions of Article II of the Merger Agreement and Section 6.04 of the Merger Agreement, are not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) or thereto (and their respective successor and assigns) any rights or remedies hereunder.

        (g)  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

        (h)  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by Parent without the prior written consent of a Stockholder (with respect to such Stockholder) or by any Stockholder without the prior written consent of Parent or by the Company without the prior written consent of Parent.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        (i)  Jurisdiction; Waiver of Jury Trial.  Each of the parties hereto hereby agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement shall be brought by it or any of its Affiliates except in such court), and the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding.  Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person's respective address set forth on Schedule A hereto or Section 9.02 of the Merger Agreement, as the case may be, shall be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the Stockholders herby appoints the Company as its agent for service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above.  The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY IN ANY CLAIM, SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR RELATED TO THIS AGREEMENT.  EACH PARTY HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8(i).

        (j)  Specific Enforcement.  Each of the parties hereto hereby agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

        (k)  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        IN WITNESS WHEREOF, Parent, the Company, Whippoorwill Associates, Inc., as agent and/or general partner for its discretionary accounts, and Bay Harbour Management L.C., for its managed accounts, have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

JONES APPAREL GROUP, INC., By /s/ Peter Boneparth Name: Peter Boneparth Title: President and Chief Executive Officer
BARNEYS NEW YORK, INC., By /s/ Steven M. Feldman Name: Steven M. Feldman Title: Executive Vice President and Chief Financial Officer
WHIPPOORWILL ASSOCIATES, INC., AS AGENT AND/OR GENERAL PARTNER FOR ITS DISCRETIONARY ACCOUNTS By /s/ David A. Strumwasser Name: David A. Strumwasser Title: Managing Director
BAY HARBOUR MANAGEMENT L.C., FOR ITS MANAGED ACCOUNTS By /s/ Steve Van Dyke Name: Steve Van Dyke Title: Managing Principal

SCHEDULE A

Name and address of Stockholder	Number of shares of Company Common Stock beneficially owned*	% of the outstanding shares of capital stock of the Company
Whippoorwill Associates, Inc. 11 Martine Avenue White Plains, NY 10606	5,159,661	36.37%
Bay Harbour Management L.C. 885 Third Avenue, 34th Floor New York, NY 10022	5,416,767	38.18%

_________________
* Excluding Socol Shares

SCHEDULE B

RECORD HOLDER INFORMATION

Name and address of account	Number of shares of Company Common Stock owned of record	Record Holder	Name of Stockholder with beneficial ownership
Bay Harbour Management BHB L.C. 885 Third Avenue, 34th Floor New York, NY 10022	3,380,477	Bay Harbour Management BHB L.C. 885 Third Avenue, 34th Floor New York, NY 10022	Bay Harbour Management L.C.
BHB LLC c/o ING Barings 230 Park Avenue New York, NY 01169	416,602	B HB LLC c/o ING Barings 230 Park Avenue New York, NY 01169	Bay Harbour Management L.C.
BHB LLC c/o ING Barings Furman SBLE 230 Park Avenue New York, NY 10169.	100,577	BHB LLC c/o ING Barings Furman SBLE 230 Park Avenue New York, NY 10169	Bay Harbour Management L.C
Institutional Benchm UBS Hedge Fund Services 1285 6th Avenue, 9th Floor New York, NY 1019	169,298	DTC	Bay Harbour Management L.C.
Ann C Van Dyke UBS Hedge Fund Services 1285 6th Avenue, 9th Floor New York, NY 10019	2,500	DTC	Bay Harbour Management L.C.
Bay Harbour Partners UBS Hedge Fund Services 1285 6th Avenue, 9th Floor New York, NY 10019	56,799	DTC	Bay Harbour Management L.C.
BHB LLC UBS Hedge Fund Services 1285 6th Avenue, 9th Floor New York, NY 10019	1,024,003	DTC	Bay Harbour Management L.C.
Trophy Hunter Invest UBS Hedge Fund Services 1285 6th Avenue, 9th Floor New York, NY 10019	216,011	DTC	Bay Harbour Management L.C.
Steven & Ann Van Dyke UBS Hedge Fund Services 1285 6th Avenue, 9th Floor New York, NY 10019	10,000	DTC	Bay Harbour Management L.C.
Bay Harbour 90-1 Ltd UBS Hedge Fund Services 1285 6th Avenue, 9th Floor New York, NY 10019	30,000	DTC	Bay Harbour Management L.C.
Corinne M. Drybourgh UBS Hedge Fund Services 1285 6th Avenue, 9th Floor New York, NY 10019	10,000	DTC	Bay Harbour Management L.C.
Janice V. Macritchie UBS Hedge Fund Services 1285 6th Avenue, 9th Floor New York, NY 10019	500	DTC	Bay Harbour Management L.C.
25307 Partnership c/o Magna Holdings 25 South Charles St. Suite 2100 Baltimore, Maryland 21201	22,733	DTC	Whippoorwill Associates, Inc.
President & Fellows of Harvard College Harvard Management Company 600 Atlantic Avenue Boston, MA 02210-2203	1,566,238	DTC	Whippoorwill Associates, Inc.
The Rockefeller Foundation 420 Fifth Avenue 28th Floor New York, NY 10018-2702	559,213	DTC	Whippoorwill Associates, Inc.
Saranac Investors, L.P. c/o DKR Capital, Inc. 1281 East Main Street 3rd Floor Stamford, CT 06902	3,286	DTC	Whippoorwill Associates, Inc.
Vega Partners, L.P. c/o Whippoorwill Associates, Inc. 11 Martine Avenue 11th Floor White Plains, New York 10606	81,298	DTC	Whippoorwill Associates, Inc.
Vega Partners II, L.P. c/o Whippoorwill Associates, Inc. 11 Martine Avenue 11th Floor White Plains, New York 10606	527,769	DTC	Whippoorwill Associates, Inc.
Vega Partners III, L.P. c/o Whippoorwill Associates, Inc. 11 Martine Avenue 11th Floor White Plains, New York 10606	1,416,354	DTC	Whippoorwill Associates, Inc.
Vega Partners IV, L.P. c/o Whippoorwill Associates, Inc. 11 Martine Avenue 11th Floor White Plains, New York 10606	879,855	DTC	Whippoorwill Associates, Inc.
Vega Offshore Fund, Ltd. c/o Whippoorwill Associates, Inc. 11 Martine Avenue 11th Floor White Plains, New York 10606	73,386	DTC	Whippoorwill Associates, Inc.
Whippoorwill Associates, Inc. Profit Sharing 11 Martine Avenue 11th Floor White Plains, New York 10606	9,799	DTC	Whippoorwill Associates, Inc.
The Carpenter Foundation 711 E. Main Street Suite 10 Medford, OR 97504	19,730	DTC	Whippoorwill Associates, Inc.

EXHIBIT A

BARNEYS NEW YORK, INC.

WRITTEN CONSENT OF STOCKHOLDER
PURSUANT TO SECTION 228 OF
THE DELAWARE GENERAL CORPORATION LAW

NOVEMBER [   ], 2004 ___________________________

        [RECORD HOLDER], a [ ], the stockholder of record of [   ] shares of common stock, par value $0.01 per share, of Barneys New York, Inc., a Delaware corporation (the "Corporation") does hereby (i) adopt the Agreement and Plan of Merger dated as of November [   ], 2004, among Jones Apparel Group, Inc., a Pennsylvania corporation ("Parent"), Flintstone Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of Parent, and the Corporation, and (ii) approves the Merger and the other transactions contemplated by such Agreement and Plan of Merger, in each case by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware, without a meeting, without prior notice and without a vote.

        IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date first above written.

[RECORD HOLDER] By _________________________ Name: Title:

CERTIFIED AND ACKNOWLEDGED BY THE UNDERSIGNED THAT THIS CONSENT HAS BEEN DULY OBTAINED BY [BENTLEY] ON NOVEMBER [ ], 2004
By
_________________________
Name:
Title: Secretary of [Bentley]